SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 5, 2016

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 1.01.   Other Events

Execution of Stock Purchase Agreement to Acquire First Guaranty Insurance Company

On March 5, 2016, Security National Financial Corporation, through its wholly owned subsidiary, Security National Life Insurance Company ("Security Life") entered into a stock purchase agreement (the "Stock Purchase Agreement') with the shareholders of Reppond Holding Corporation, an Arkansas corporation ("Reppond Holding") and sole shareholder of First Guaranty Insurance Company, a Louisiana domestic stock legal reserve life insurance company ("First Guaranty"), to purchase all the outstanding shares of common stock of Reppond Holding. Under the terms of the Stock Purchase Agreement, Security Life will pay a total of $6,753,000 to the shareholders of Reppond Holding (collectively, the "Sellers") in consideration for the purchase of all of their shares of stock of Reppond Holding, representing all of the outstanding shares of common stock of First Guaranty.

Reppond Holding has only two shareholders. The purchase price for the Reppond Holdings stock will be allocated between the two shareholders of Reppond Holding. One of the shareholders will be paid $1,691,250 in cash at closing; the other shareholder will be paid $5,061,750 in a combination of cash and real estate properties owned by First Guaranty at closing, to the extent such real estate properties have not been sold prior to the closing, with the cash portion of the purchase price payable to such shareholder reduced by an amount equal to the book value of the real estate transferred to such shareholder at closing. The total book value of these real estate properties is $863,997.

The portion of the purchase price payable to the shareholder of Reppond Holding in a combination of cash and real estate properties will be reduced by the payments that Security Life, First Guaranty or Reppond Holding make to certain former shareholders of Reppond Holding in exchange for full releases of all liens and liabilities under certain former stock purchase agreements involving such former shareholders. Security Life agrees to pay the amounts owed to the former shareholders in satisfaction of the obligation or, if First Guaranty or Reppond Holding has made such payments, Security Life agrees to pay such amounts to First Guaranty or Reppond Holding.

The Stock Purchase Agreement also provides that at the closing of the transaction, the shareholders of Reppond Holding agree to sell their shares of capital stock in Reppond Holding to Security Life free and clear of all liens, claims and encumbrances. Following completion of Security Life's purchase of all the shares of the Reppond Holding stock pursuant to the terms of the Stock Purchase Agreement, Reppond Holding, which owns all the outstanding stock of First Guaranty, will become a wholly-owned subsidiary of the Security Life.

At December 31, 2015, First Guaranty had 37,069 policies in force and 320 agents. Also, as of December 31, 2015, First Guaranty had revenues of $8,102,000 and a net loss of $724,000. Additionally, as of December 31, 2015, the statutory assets and the capital and surplus of First Guaranty were $55,550,000 and $3,849,000, respectively. As of December 31, 2014, First Guaranty had revenues of $8,080,000 and a net loss of $172,000. Moreover, as of December 31, 2014, the statutory assets and the capital and surplus of First Guaranty were $54,696,000 and $4,581,000, respectively.

Security Life anticipates completing the transaction at a mutually agreed upon date following the satisfaction or waiver of certain conditions set forth in the Stock Purchase Agreement. If no date has been agreed to, the closing of the transaction will take place on the first business day of the month following the month in which all of the conditions set forth in the Stock Purchase Agreement have been satisfied or waived. The obligation of Security Life and the two shareholders of Reppond Holding to complete the transaction is contingent upon satisfaction or waiver of the following conditions:

•
The Sellers and Security Life each will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by the Stock Purchase Agreement to be so performed or complied with on or before the closing date;

•
All material orders, consents, permits, authorizations, approvals, and waivers (including, without limitation, the approval of the Louisiana Commissioner of Insurance without the material abrogation or diminishment of First Guaranty's or Reppond Holding's authority or license or the imposition of significant restrictions upon the transactions contemplated thereby) will have been obtained and will be in full force and effect;

•
Other than immaterial private litigation where the damages sought are less than $25,000, there will not be pending against First Guaranty any action, suit, investigation, or other proceeding before a federal or state court, agency or regulatory authority with respect to any claim, including without limitation, any insurance regulatory authority, including the Louisiana Department of Insurance or the Louisiana Commissioner of Insurance;

•
There will not be in effect on the closing date any judgment, injunction, decree or similar order of any court, agency or regulatory authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by the Stock Purchase Agreement; and

•
There will not be in effect on the closing date any voluntary or involuntary bankruptcy, receivership, conservatorship, supervision or administrative order or similar proceeding with respect to First Guaranty, Reppond Holding or the Sellers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: March 21, 2016	/s/ Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer